GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY A Stock Company [8515 East Orchard Road] [Greenwood Village, CO 80111] [1-877-723-8723]

Nursing Home, Hospital and Terminal Illness Waiver Endorsement

PLEASE READ CAREFULLY.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (THE “COMPANY”) HAS ISSUED THIS ENDORSEMENT AS PART OF THE CONTRACT TO WHICH IT IS ATTACHED. ALL PROVISIONS OF THE CONTRACT THAT DO NOT CONFLICT WITH THE ENDORSEMENT APPLY TO THIS ENDORSEMENT. WHERE THERE IS ANY CONFLICT BETWEEN THE ENDORSEMENT PROVISIONS AND THE CONTRACT PROVISIONS, THE ENDORSEMENT PROVISIONS PREVAIL.

DATA SECTION:

Number of consecutive days the Owner has to be confined to a Nursing Home or Hospital: [90] days.

DEFINITIONS:

Hospital – A facility that is licensed and operates as a hospital according to the law of the jurisdiction in which it is located.

Nursing Home – A facility that is licensed and operates as a nursing facility according to the law of the jurisdiction in which it is located.

Owner –Owner is as defined in the Contract. Where the Owner is non-natural entity the Annuitant and/or Joint Annuitant may exercise the right of the Owner for the purposes of this Endorsement.

NURSING HOME, HOSPITAL OR TERMINAL CONDITION WAIVER

This is not intended to provide long term care, hospital or nursing home insurance. All withdrawals or surrenders made under the terms of this Endorsement may be subject to tax. Withdrawal Charges will be waived if a partial withdrawal or surrender of the Contract is requested for the following reasons:

(a) Confinement to a Nursing Home or Hospital:

The Owner has been admitted to a licensed Nursing Home or Hospital and has been confined to such Nursing Home or Hospital for at least the number of consecutive days set out in the Data section above. The following is required:

•

proof that the confinement, beginning after the Effective Date, in a Nursing Home or Hospital is recommended by a physician who is duly licensed by the state to treat the injury or sickness causing the confinement and who is not an employee of the Nursing Home or Hospital where the Owner is confined; and

•

a request for a partial withdrawal or surrender waiver, accompanied by written proof of confinement and the physician’s recommendation described above is received by the [Retirement Resource Operations Center] no later than 90 days following the date that the qualifying confinement has ended.

(b) Terminal Condition:

The Owner has a terminal condition, which is a condition that is expected to result in the death of the Owner in 12 months or less from the date of the Request for a partial withdrawal or surrender. Before any partial withdrawal or Surrender Value is paid under this provision, the Company will require:

•

the Owner to provide proof, satisfactory to the Company, of the Owner’s Terminal Condition. This proof must include a completed claim form and a physician’s statement signed by a licensed physician certifying that the Owner has been diagnosed with a Terminal Condition that will result in a life expectancy of 12 months or less. This claim form must be completed and the statement provided after the Effective Date; and

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•	the licensed physician must not be the Owner or a member of the Owner’s family.

If the Withdrawal Charges are not waived pursuant to the terms of this Endorsement, or for any reason, then the partial withdrawal or surrender will not be processed until a further written Request to proceed with the partial withdrawal or surrender, which will include all applicable Withdrawal Charges, is received.

This Endorsement provides for a waiver of Withdrawal Charges only in terms of the provisions of this Endorsement and the remaining provisions and sections of the Contract, to which this Endorsement attaches remain unaffected, specifically, but not limited to, Sections 4, 5, 6 and 7.

TERMINATION:

This Endorsement will terminate upon termination of the Contract. The effective date of this Endorsement is the Effective Date of the Contract to which it is attached.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Endorsement.

[ ]	[ ]
[Richard Schultz,] [Secretary]	[Robert L. Reynolds,] [President and Chief Executive Officer]

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